Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-93703) pertaining to the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees of First Data Corporation of our report dated June 13, 2003, with respect to the statement of net assets available for benefits of the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees as of December 31, 2002, included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Denver, Colorado

June 25, 2004